Exhibit 99.3

July 30, 2007

Board of Directors
Website Pros, Inc.
12735 Gran Bay Parkway West
Building 200
Jacksonville, FL 32258

We hereby consent to the use of our opinion letter dated June 25, 2007 to the Board of Directors of Website Pros, Inc. (“Website Pros”) included as Annex B to the Joint Proxy Statement / Prospectus of Website Pros and Web.com, Inc. which forms a part of the Registration Statement Form S-4 filed by Website Pros, and to the references to such opinion and to Friedman, Billings, Ramsey & Co., Inc. in the Joint Proxy Statement / Prospectus under the captions “SUMMARY — Opinions of Financial Advisors — Opinion of Website Pros’ Financial Advisor”, “THE MERGER — Background”, and “THE MERGER — Opinion of Website Pros’ Financial Advisor”. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Form S-4 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Friedman, Billings, Ramsey & Co., Inc.
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.